Exhibit 10.3

EDITAS MEDICINE, INC.

ADVISORY SERVICE AGREEMENT

This Advisory Services Agreement (the “Agreement”), is signed concurrently with the Separation Agreement dated May 1, 2020, to which this Agreement is attached as Exhibit A (the “Separation Agreement”) and effective as of May 4, 2020 (the “Effective Date”) is entered into by Editas Medicine, Inc., a Delaware corporation (the “Company”), and Judith R. Abrams, M.D., having an address set forth under his or her signature hereto (the “Advisor”).

WHEREAS, the Company and the Advisor desire to establish the terms and conditions under which the Advisor will provide services to the Company.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.Advisory Services. The Advisor agrees to perform such advisory and related services to and for the Company as specified on Schedule A to this Agreement with the time limits set out in section 5 below.

2.Term. This Agreement shall commence on the Effective Date and shall continue until November 3, 2020 unless sooner terminated in accordance with the provisions of Section 4 (such period, the “Advisory Period”).

3.Compensation.

3.1Advising Fees. The Company shall pay to the Advisor a fee of $50,000 per month, payable in arrears on the last day of each month. Payment for any partial month shall be prorated. The monthly advising fee is a fixed amount and shall not be subject to increase regardless of the number of hours expended in any given month by the Advisor in the provision of the services hereunder.

3.2Expenses. The Company shall reimburse the Advisor for all reasonable and necessary documented out of pocket expenses incurred or paid by the Advisor in connection with, or related to, the performance of Advisor’s services under this Agreement. The Advisor shall submit to the Company itemized monthly statements, in a form satisfactory to the Company, of such expenses incurred in the previous month. The Company shall pay to the Advisor amounts shown on each such statement within thirty (30) days after receipt thereof. Notwithstanding the foregoing, the Advisor shall not incur total expenses in excess of $500.00 per month without the prior written approval of the Company.

3.3Benefits. The Advisor shall not be entitled to any benefits, coverages or privileges, including, without limitation, health insurance, social security, unemployment, medical or pension payments, made available to employees of the Company. Vesting of any stock options granted to Advisor while an employee by the Company ceased vesting on May 1,

2020, the Advisor’s last day of employment with the Company, and the Advisor shall not be entitled to continued vesting.

3.4Death. If the Advisor dies prior to November 3, 2020 or before all payments to which the Advisor is entitled pursuant to the Agreement have been paid, payments will be made to any beneficiary designated by the Advisor or, if no such beneficiary has been designated, to the Advisor’s estate within ten (10) business days after the date the Company is notified of the Advisor’s death.

4.Termination. This Agreement, shall terminate upon the first to occur of (a) November 3, 2020; (b) the date the Company provides the Advisor with written notice of material breach of this Agreement or the Separation Agreement to which this Agreement is attached as Exhibit A; (c) the date the Advisor revokes the Release included in the Separation Agreement; and (e) the date the Advisor terminates, or the parties to this Agreement mutually terminate, this Agreement for convenience on not less than sixty (60) days’ prior written notice, unless a shorter notice period is mutually agreed. Upon termination of this Agreement, the Company shall have no further liability other than for payment in accordance with the terms of this Agreement for Advisory Services provided prior to the termination date and (subject to the limitation in Section 3.2 for expenses paid or incurred prior to the effective date of termination that have not been previously paid). Such payment shall constitute full settlement of any and all claims of the Advisor of every description against the Company.

5.Cooperation. The Advisor shall use Advisor’s commercially reasonable efforts in the performance of Advisor’s obligations set out in Attachment A to this Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Advisor to perform Advisor’s obligations hereunder. The Advisor shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

6.Proprietary Information and Inventions.

6.1Proprietary Information.

(a)The Advisor acknowledges that Advisor’s relationship with the Company is one of high trust and confidence and that in the course of Advisor’s service to the Company, Advisor will have access to and contact with Proprietary Information. The Advisor will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of the services) without written approval by an officer of the Company, either during or after the Advisory Period, unless and until such Proprietary Information has become public knowledge without fault by the Advisor.

(b)For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information, whether or not in writing, whether or not patentable and whether or not copyrightable, of a private, secret or confidential nature, owned, possessed or used by the Company, concerning the Company’s business, business relationships or financial affairs, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical or research data, clinical data, know-how, computer program, software, software documentation, hardware design, technology, product, processes, methods, techniques, formulas, compounds, projects, developments, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost, customer, supplier or personnel information or employee list that is communicated to, learned of, developed or otherwise acquired by the Advisor in the course of Advisor’s service as an advisor to the Company.

(c)The Advisor agrees that all files, documents, letters, memoranda, reports, records, data sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Advisor or others, which shall come into Advisor’s custody or possession, shall be and are the exclusive property of the Company to be used by the Advisor only in the performance of Advisor’s duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Advisor shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) the termination of this Agreement. After such delivery, the Advisor shall not retain any such materials or copies thereof or any such tangible property.

(d)The Advisor agrees that Advisor’s obligation not to disclose or to use information and materials of the types set forth in paragraphs (b) and (c) above, and Advisor’s obligation to return materials and tangible property set forth in paragraph (c) above extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Advisor.

(e)The Advisor acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Advisor agrees to be bound by all such obligations and restrictions that are known to Advisor and to take all action necessary to discharge the obligations of the Company under such agreements.

(f)The Advisor’s obligations under this Section 6.1 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Advisor or others of the terms of this Section 6.1, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, (iii) is approved for release by written authorization of an officer of the Company, or (iv) is independently learned by the Advisor with no reliance on any propriety information or resources of the Company. Further, nothing herein prohibits the Advisor from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies or participating in government agency investigations or proceedings. In addition, notwithstanding the Advisor’s confidentiality and nondisclosure obligations, the Advisor is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or

State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

6.2Inventions.

(a)All inventions, ideas, creations, discoveries, computer programs, works of authorship, data, developments, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) which are made, conceived, reduced to practice, created, written, designed or developed by the Advisor, solely or jointly with others or under Advisor’s direction and whether during normal business hours or otherwise, (i) during the Advisory Period if related to the business of the Company or (ii) after the Advisory Period if resulting or directly derived from Proprietary Information (as defined below) (collectively under clauses (i) and (ii), “Inventions”), shall be the sole property of the Company. The Advisor hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as Advisor’s duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. However, this paragraph shall not apply to Inventions which do not relate to the business or research and development conducted or planned to be conducted by the Company at the time such Invention is created, made, conceived or reduced to practice and which are made and conceived by the Advisor not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. The Advisor further acknowledges that each original work of authorship which is made by the Advisor (solely or jointly with others) within the scope of the Agreement and which is protectable by copyright is a “work made for hire,” as that term is defined in the United States Copyright Act.

(b)The Advisor agrees that if, in the course of performing the services pursuant to this Agreement, the Advisor incorporates into any Invention developed under this Agreement any preexisting invention, improvement, development, concept, discovery or other proprietary information owned by the Advisor or in which the Advisor has an interest (“Prior Inventions”), (i) the Advisor will inform the Company, in writing before incorporating such Prior Inventions into any Invention, and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license with the right to grant and authorize sublicenses, to make, have made, modify, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. The Advisor will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without the Company’s prior written permission.

(c)Upon the request of the Company and at the Company’s expense, the Advisor shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. The Advisor also hereby waives all claims to moral rights in any Inventions.

(d)The Advisor shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

7.Non-Exclusivity. The Company retains the right to contract with other companies and/or individuals for advising services without restriction. Similarly, the Advisor retains the right, subject to the Advisor’s continuing obligations under the Restrictive Covenant Agreements referenced in the Separation Agreement, to contract with other companies or entities for the Advisor’s advising services.

8.Other Agreements; Warranty.

8.1The Advisor hereby represents that, except as the Advisor has previously disclosed in writing to the Company, the Advisor is not bound by the terms of any agreement with any third party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Advisor’s advising the Company, to refrain from competing, directly or indirectly, with the business of such third party or to refrain from soliciting employees, customers or suppliers of such third party. The Advisor further represents that Advisor’s performance of all the terms of this Agreement and the performance of the services as an Advisor of the Company do not and will not breach any agreement with any third party to which the Advisor is a party (including, without limitation, any nondisclosure or non-competition agreement), and that the Advisor will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or others.

8.2The Advisor hereby represents, warrants and covenants that Advisor has the skills and experience necessary to perform the services, that Advisor will perform said services in a professional, competent and timely manner, that Advisor has the power to enter into this Agreement and that Advisor’s performance hereunder will not infringe upon or violate the rights of any third party or violate any federal, state or municipal laws.

9.Independent Contractor Status.

9.1The Advisor shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. The Advisor is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

9.2The Advisor shall have the right to control and determine the time, place, methods, manner and means of performing the services within reasonable business hours. In performing the services, the amount of time devoted by the Advisor on any given day will be entirely within the Advisor’s control, and the Company will rely on the Advisor to put in the amount of time necessary to fulfill the requirements of this Agreement, subject to the maximum number of hours per month as stated above. The Advisor is not required to attend regular meetings at the Company. However, upon reasonable notice, the Advisor shall meet with representatives of the Company at a location to be designated by the parties to this Agreement.

9.3In the performance of the services, the Advisor has the authority to control and direct the performance of the details of the services, the Company being interested only in the results obtained. However, the services contemplated by the Agreement must meet the Company’s standards and approval and shall be subject to the Company’s general right of inspection and supervision to secure their satisfactory completion.

9.4The Advisor shall not use the Company’s trade names, trademarks, service names or service marks without the prior approval of the Company.

9.5The Advisor shall be solely responsible for all state and federal income taxes, unemployment insurance and social security taxes in connection with this Agreement and for maintaining adequate workers’ compensation insurance coverage. The Advisor shall indemnify, defend and hold harmless the Company and its successors and assigns from and against any claim or liability of any kind (including penalties, fees or charges) resulting from the Advisor’s failure to pay the taxes, penalties, and payments referenced in this Section 9.

10.Remedies. The Advisor acknowledges that any breach of the provisions of Sections 6 or 7 of this Agreement shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Advisor agrees, therefore, that, in addition to any other remedy the Company may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Advisor and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages or posting a bond.

11.Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 11

12.Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

13.Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement (provided, for the avoidance of doubt, that it does not supersede the Separation Agreement or the Restrictive Covenant Agreements referenced therein).

14.Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Advisor.

15.Non-Assignability of Contract. This Agreement is personal to the Advisor and the Advisor shall not have the right to assign any of Advisor’s rights or delegate any of Advisor’s duties without the express written consent of the Company. Any non-consented-to assignment or delegation, whether express or implied or by operation of law, shall be void and shall constitute a breach and a default by the Advisor.

16.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

17.Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Advisor are personal and shall not be assigned by Advisor.

18.Interpretation. If any restriction set forth in Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

19.Survival. Sections 4 through 20 shall survive the expiration or termination of this Agreement.

20.Miscellaneous.

20.1No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

20.2The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

20.3In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Advisory Services Agreement as of the date and year first above written.

COMPANY:
EDITAS MEDICINE, INC.
By:	/s/ Cynthia Collins
Cynthia Collins
President & Chief Executive Officer

ADVISOR:
/s/ Judith R. Abrams, M.D.
Name:	Judith R. Abrams, M.D.
Address:	102 Upper Mountain Road
Montclair, NJ 07042

SIGNATURE PAGE TO ADVISORY SERVICES AGREEMENT

SCHEDULE A

DESCRIPTION OF SERVICES

Advisory services would be at the request of the CEO to support the transition of CMO duties as may be needed from time to time related to one or more of the Company’s clinical programs.